Exhibit 99.2

2017 Second Quarter Results Earnings Release Presentation Filed by PacWest Bancorp pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934 Subject Company: CU Bancorp Commission File No.: 001-35683

This communication contains certain “forward-looking statements” about PacWest Bancorp (the “Company”) and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, strategies, goals, and projections and including statements about our expectations regarding our pending acquisition of CU Bancorp, allowance for loan and lease losses, credit trends, deposit growth, profitability, capital management, including reducing excess capital, interest rate risk ,and operating expenses. All statements contained in this communication that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “forecast,” “expect,” “estimate,” “plan,” “continue,” “will,” “should,” “look forward” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such forward-looking statements for a variety of factors, including without limitation: higher than anticipated delinquencies, charge-offs and loan and lease losses; reduced demand for our services due to strategic or regulatory reasons; changes in economic or competitive market conditions could negatively impact investment or lending opportunities or product pricing and services; credit quality deterioration or pronounced and sustained reduction in market values or other economic factors which adversely affect our borrowers’ ability to repay loans and leases and/or require an increased provision for loan and lease losses; compression of the net interest margin due to changes in our interest rate environment, loan products, spreads on newly originated loans and leases and/or asset mix; the impact of asset/liability repricing risk and liquidity risk on net interest margin and the value of investments; higher than anticipated increases in operating expenses; increased costs to manage and sell foreclosed assets; the need to retain capital for strategic or regulatory reasons; the financial performance of the Company; increased litigation; increased asset workout or loan servicing expenses; higher compensation costs and professional fees to retain and/or incent employees; our ability to complete future acquisitions, including the pending CU Bancorp acquisition, and to successfully integrate such acquired entities or achieve expected benefits, synergies and/or operating efficiencies within expected timeframes or at all; the Company’s ability to obtain regulatory approvals and meet other closing conditions to the pending CU Bancorp acquisition on the expected terms and schedule; changes in our stock price before completion of the pending CU Bancorp acquisition, including as a result of financial performance of the Company or CU Bancorp prior to closing; the reaction to the pending CU Bancorp acquisition of the companies’ customers, employees and counterparties; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on our business and business strategies; and other risk factors described in documents filed by the Company with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements included in this communication are based on information available at the time of the communication. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by law. Forward-Looking Statements

Second Quarter Highlights 4 Investment Securities 10 Loans and Leases 12 Credit Quality 18 Deposits 22 Controlled Expenses 25 Non-GAAP Measurements 28 Presentation Index

Second Quarter Highlights

Second Quarter Highlights Robust Earnings Net earnings of $93.6 million EPS of $0.77 ROAA and ROATE of 1.71% and 16.06% Industry Leading Net Interest Margin Tax equivalent (“TE”) NIM of 5.21%, up 5 basis points from 1Q17 Yield on average loans and leases of 6.07%, up 13 basis points from 1Q17 Low Efficiency Ratio Efficiency ratio of 40.3% Average branch size of $225 million in deposits Noninterest expense to average assets of 2.15% Profitable Deposit Base Total cost of deposits of 25 bps $449 million net core deposit growth Substantial core deposit growth from Square 1 Bank Division Loan and Lease Production and Credit Quality Loan and lease production of $1.1 billion NPA to total loans and leases and foreclosed assets, excluding PCI loans, of 1.20% Non-PCI credit loss allowance of 1.02% Sold or contracted to sell loans totaling $221.1 million to reduce exposure primarily in our healthcare portfolio (see slide 9) Strong Capital Levels Tangible common equity ratio of 11.75% (1) CET1 and total capital ratios of 12.28% and 15.42% Tangible book value per share of $19.40 (1) See “Non-GAAP Measurements” slide on page 28. .

Financial Highlights See “Non-GAAP Measurements” slide on page 28. . ? ($ in millions, except per share amounts) 2Q17 1Q17 Q / Q Total Assets 22,247 $ 21,927 $ 1% Loans and Leases Held for Investment, net 15,543 $ 15,557 $ 0% Total Deposits 16,875 $ 16,331 $ 3% Core Deposits 13,218 $ 12,769 $ 4% Net Earnings 93.6 $ 78.7 $ 19% Earnings Per Share 0.77 $ 0.65 $ 18% Return on Average Assets ("ROAA") 1.71% 1.47% 0.24 Return on Average Tangible Equity ("ROATE") 16.06% 13.90% 2.16 Tangible Common Equity Ratio (1) 11.75% 11.67% 0.08 Tangible Book Value Per Share (1) 19.40 $ 18.95 $ 2% Net Interest Margin 5.21% 5.16% 0.05 Efficiency Ratio 40.3% 41.4% -1.1

Solid Earnings Track Record ($ in millions, except Diluted EPS) 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 Net Earnings 69.6 $ 71.8 $ 90.5 $ 82.2 $ 93.9 $ 85.6 $ 78.7 $ 93.6 $ Diluted EPS 0.68 $ 0.60 $ 0.74 $ 0.68 $ 0.77 $ 0.71 $ 0.65 $ 0.77 $ $- $0.10 $0.20 $0.30 $0.40 $0.50 $0.60 $0.70 $0.80 $0.90 $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 $100 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 Diluted EPS Millions Net Earnings Diluted EPS

Solid Capital Position – 2Q17


TCE / TA
12.10% 12.21% 11.38% 11.87% 12.12% 12.19% 11.54% 11.67% 11.75%
8.59% 8.67% 8.54% 8.77% 8.68% 8.79% 8.63% 8.60%
2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17
PACW
Median Banks $15-$25B


T1 Leverage
11.96% 12.04% 11.67% 11.51% 11.92% 12.13% 11.91% 11.87% 11.90%
9.56% 9.29% 9.16% 8.99% 9.06% 9.11% 9.21% 9.30%
2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17
PACW
Median Banks $15-$25B


Total Capital
16.53% 16.32% 15.65% 15.96% 16.08% 16.18% 15.56% 15.56% 15.42%
13.63% 13.44% 13.20% 13.16% 13.09% 12.99% 13.22% 12.95%
2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17
PACW
Median Banks $15-$25B


CET1
12.87% 12.74% 12.58% 12.63% 12.72% 12.83% 12.31% 12.31% 12.28%
10.94% 10.75% 10.68% 10.64% 10.67% 10.48% 11.26% 11.15%
2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17
PACW
Median Banks $15-$25B

PacWest Bancorp

Source: SNL Financial. Peer data through 1Q17.

Second Quarter 2017 | PACW | p. 8

2Q17 Loan Sales/Loans Held For Sale In 2Q17 decision was made to reduce our healthcare exposure due to recent portfolio and industry trends. Sold three individual healthcare loans in 2Q totaling $36.7 million for gains totaling $0.6 million Transferred 11 borrower relationships with balances totaling $175.2 million (inclusive of charge-offs of $7.2 million) to loans held for sale (“LHFS”) at June 30th. One transaction to sell a $39.5 million healthcare real estate loan One transaction to sell 20 loans with balances totaling $142.9 million and unfunded commitments of $19.3 million Buyer provided 54% of funds; PACW financing provided 46% of funds Both transactions closed in July Remaining healthcare cash flow portfolio contains one non-pass rated credit of $19.2 million Impact to 2Q results and financial statements $175.2 million classified as LHFS on balance sheet Gross charge-offs in 2Q include $7.2 million to record LHFS at lower of cost or market (“LOCOM”) Decreased provision for loan losses due in part to release of general reserves on loans transferred to LHFS in excess of LOCOM charge-offs Decrease in reported nonaccrual loans of $5.3 million Decrease in reported classified loans of $44.8 million $1.1 million noninterest expense charge recorded related to sold unfunded commitments Healthcare Cash Flow, $123.7mm General Cash Flow, $12.0mm Healthcare Real Estate, $39.5mm LHFS by Loan Type Total = $175.2mm Substandard, $44.8mm Special Mention, $35.3mm Pass, $95.1mm LHFS by Risk Rating

Investment Securities

3.45% overall portfolio tax equivalent yield (2) (1) Fair value (2) Yield is for 2Q17 Investment Portfolio Average Life and Effective Duration Municipal Securities Composition Diversified Investment Portfolio S&P Ratings % Total Issue Type % Total AAA 13% G.O. Limited 6% AA 78% G.O. Unlimited 47% A 4% Revenue 47% Not rated 5% 100% 100% Municipal Securities 6.0 6.1 6.1 7.0 6.7 4.6 4.7 4.8 5.7 5.7 2 3 4 5 6 7 8 2Q16 3Q16 4Q16 1Q17 2Q17 Years Average Life Effective Duration Collateralized Loan Obligations, $66.3mm, 2% SBA Securities, $178.1mm, 5% Agency Residential MBS, $404.3mm, 12% Agency Residential CMOs, $133.8mm, 4% Agency Commercial MBS, $918.2mm, 26% Private CMOs, $159.7mm, 5% Municipal Securities, $1,534.6mm, 44% Other, $79.6mm, 2% $3.5 Billion Total Portfolio (1)

Loans and Leases

Diversified Loan and Lease Portfolio ($ in millions) $ Mix $ Mix Lender Finance & Timeshare 1,435 $ 9% 1,731 $ 12% Equipment Finance 614 4% 647 4% Healthcare Asset-Based 156 1% 214 1% Other Asset-Based 801 5% 739 5% Total Asset-Based 3,006 19% 3,331 22% Technology Cash Flow 995 6% 1,003 7% Healthcare Cash Flow 515 3% 822 6% Security Cash Flow 546 4% 430 3% General Cash Flow 542 4% 515 4% Total Cash Flow 2,598 17% 2,770 20% Commercial Real Estate 3,033 20% 2,893 20% Income Producing Residential 1,596 10% 1,012 7% Construction and Land 1,165 7% 699 5% Healthcare Real Estate 902 6% 1,153 8% Small Business 484 3% 473 3% Owner-Occupied Residential 123 1% 153 1% Total Real Estate 7,303 47% 6,383 44% Venture Capital 2,001 13% 1,666 11% Other 635 4% 491 3% Total Loans HFI (1) 15,543 $ 100% 14,641 $ 100% (1) Net of deferred fees and costs 6/30/2017 6/30/2016 Lender Finance & Timeshare Equipment Finance Healthcare Asset - Based Other Asset - Based Technology Cash Flow Healthcare Cash Flow Security Cash Flow General Cash Flow Commercial Real Estate Income Producing Residential Construction and Land Healthcare Real Estate Small Business Owner - Occupied Residential Venture Capital Other As of June 30, 2017

Diversified Loan and Lease Portfolio Healthcare, $902mm, 12% SBA, $484mm, 7% Hospitality, $754mm, 10% Retail, $435mm, 6% Multifamily, $1,517mm, 21% Office, $829mm, 11% Owner - occupied, $742mm, 10% Construction, $1,165mm, 16% Other, $475mm, 7% Real Estate ($7.3B) Technology, $995mm, 38% Healthcare, $515mm, 20% Security, $546mm, 21% General, $542mm, 21% Cash Flow ($2.6B) Cash Flow, $2,598mm, 17% Real Estate, $7,303mm, 47% Asset - Based, $3,006mm, 19% Venture Capital, $2,001mm, 13% Other, $635mm, 4% Total Portfolio ($15.5B) Lender Finance & Timeshare, $1,435mm, 48% Equipment Finance, $614mm, 20% Healthcare, $156mm, 5% Other, $801mm, 27% Asset - Based ($3.0B) Later Stage, $290mm, 15% Expansion Stage, $951mm, 48% Equity Funds Group, $310mm, 15% Early Stage, $450mm, 22% Venture Capital ($2.0B)

Retail Real Estate Portfolio Overview [(1)]

Loan Types

- **Construction- 80% in 4 projects**
  - Redevelopment in Chicago's exclusive Gold Coast luxury retail district
  - A Walmart Supercenter-anchored shopping center in Inland Empire region of Southern California
  - Development in a high density Brooklyn retail neighborhood that includes an Apple Store, Whole Foods, J. Crew, etc.
  - High traffic retail infill on Santa Monica Blvd. in Los Angeles
- **Owner-Occupied**
  - Not adversely affected by rental market volatility
  - SBA retail is 100% owner-occupied
    - SBA guaranteed portions retained (75% avg. guarantee)
- **CRE**
  - Traditional retail-focused commercial real estate lending including:
    - CapitalSource Division $231mm portfolio of 12 loans across 10 states with $19.3mm average balance focused on lifestyle centers and urban luxury centers
    - Community Bank Division $204mm portfolio almost entirely in California focused on suburban retail/strip centers

[(1)] No retail exposure in investment portfolio

Outstanding balance: $590.0mm/3.8% of Loans

Retail Loan Types



Construction
13%
Owner-occupied
13%
CRE
74%

CRE Retail Property Types
$435mm/2.8% of Loans



Urban luxury center
14%
Lifestyle center
11%
Traditional mall
4%
Restaurants
5%
Suburban retail/strip center
53%
Single Tenant
10%
Other
3%

PacWest Bancorp

Second Quarter 2017 | PACW | p. 15

Loan and Lease Production of $1.1 Billion in 2Q17 $931 $1,072 $1,273 $1,049 $1,078 $720 $933 $526 $888 $843 4.0% 4.5% 5.0% 5.5% 6.0% 6.5% 7.0% 7.5% 8.0% $0.0 $0.2 $0.4 $0.6 $0.8 $1.0 $1.2 $1.4 $1.6 Q2 Q3 Q4 Q1 Q2 2016 2017 Avg. Rate on Production Billions Production Payoffs Avg Production Avg Payoffs Rate on Production ($ in millions) Production Payoffs Net Change Rate on Production 2Q17 1,078 $ 843 $ 235 $ 4.93% 1Q17 1,049 888 161 4.91% 4Q16 1,273 526 747 4.83% 3Q16 1,072 933 139 5.11% 2Q16 931 720 211 4.82%

Production by Industry / Loan Type ($ in millions) 2Q17 1Q17 4Q16 3Q16 Net Growth YTD 2017 Lender Finance and Timeshare 18 $ 27 $ 146 $ 12 $ (232) $ Equipment Finance 65 21 98 96 (78) Healthcare Asset-Based - 1 - - (25) Other Asset-Based 52 37 39 103 37 Asset-Based 135 86 283 211 (298) Technology Cash Flow 84 109 5 124 (53) Healthcare Cash Flow 46 27 57 36 (284) Security Cash Flow 21 57 14 29 106 General Cash Flow 45 15 62 50 (22) Cash Flow 196 208 138 239 (253) Commercial Real Estate 210 186 238 154 46 Income Producing and Residential Real Estate 239 300 132 163 405 Construction and Land 51 100 50 29 200 Healthcare Real Estate 46 11 88 10 (53) Small Business 25 21 10 17 30 Real Estate 571 618 518 373 628 Venture Capital 128 91 195 154 13 Other 48 46 139 95 (3) Total 1,078 $ 1,049 $ 1,273 $ 1,072 $ 87 $

Credit Quality

Non-PCI Credit Quality

($ in thousands)		2Q17	1Q17	4Q16	3Q16	2Q16
Nonaccrual Loans and Leases HFI	$	172,576	173,030	170,599	171,085	127,655
As a % of Loans and Leases HFI	%	1.11%	1.11%	1.11%	1.16%	0.88%
Nonperforming Assets	$	185,854	185,872	183,575	186,198	143,836
As a % of Loans and Leases & Foreclosed Assets	%	1.20%	1.20%	1.19%	1.27%	0.99%
Classified Loans and Leases HFI[(1)]	$	339,977	424,399	409,645	417,541	441,035
As a % of Loans and Leases HFI	%	2.19%	2.73%	2.66%	2.84%	3.03%
Credit Loss Provision	$	12,500	24,500	21,000	8,000	12,000
As a % of Average Loans and Leases (annualized)	%	0.33%	0.64%	0.56%	0.22%	0.34%
Trailing Twelve Months Net Charge-offs	$	56,802	36,287	21,990	6,480	5,837
As a % of Average Loans and Leases	%	0.37%	0.24%	0.15%	0.04%	0.04%
Allowance for Credit Losses (ACL)[(2)]	$	159,142	167,589	161,278	154,070	149,944
As a % of Loans and Leases HFI	%	1.02%	1.08%	1.05%	1.05%	1.03%
ACL / Nonaccrual Loans and Leases HFI	%	92.22%	96.86%	94.54%	90.06%	117.46%

(1) Classified loans and leases are those with a credit risk rating of substandard or doubtful
(2) Allowance for credit losses includes allowance for loan and lease losses and reserve for unfunded commitments

PacWest Bancorp

Second Quarter 2017 | PACW | p. 19

Key Credit Trends 1.03% 1.05% 1.05% 1.08% 1.02% 2Q16 3Q16 4Q16 1Q17 2Q17 Non - PCI ACL / Non - PCI Loans and Leases HFI 3.03% 2.84% 2.66% 2.73% 2.19% 2Q16 3Q16 4Q16 1Q17 2Q17 Non - PCI Classified Loans and Leases HFI/ Average Non - PCI Loans and Leases 0.88% 1.16% 1.11% 1.11% 1.11% 2Q16 3Q16 4Q16 1Q17 2Q17 Non - PCI Nonaccrual Loans and Leases HFI / Non - PCI Loans and Leases HFI 0.99% 1.27% 1.19% 1.20% 1.20% 2Q16 3Q16 4Q16 1Q17 2Q17 Non - PCI NPAs / Non - PCI Loans and Leases HFI and Foreclosed Assets

Non-PCI Nonaccrual Loan and Lease Detail

($ in thousands)	Non-PCI Nonaccrual Loans and Leases 6/30/2017 Balance	6/30/2017 % of Loan Category	3/31/2017 Balance	3/31/2017 % of Loan Category	Non-PCI Accruing and 30 -89 Days Past Due 6/30/2017 Balance	3/31/2017 Balance
Real estate mortgage:						
Commercial	$ 65,599	1.5%	$ 66,216	1.5%	$ 3,734	$ 7,383
Residential	5,229	0.3%	5,826	0.4%	46	640
Total real estate mortgage	70,828	1.2%	72,042	1.2%	3,780	8,023
Real estate construction and land:						
Commercial	-	0.0%	-	0.0%	-	-
Residential	-	0.0%	362	0.1%	-	-
Total R.E. construction and land	-	0.0%	362	0.0%	-	-
Commercial:						
Cash flow	43,169	1.5%	53,611	1.7%	201	394
Equipment finance	31,111	5.1%	30,388	4.9%	-	115
Venture capital	25,278	1.3%	15,289	0.8%	23,171	13,265
Asset-based	1,718	0.1%	1,165	0.0%	-	-
Total commercial	101,276	1.3%	100,453	1.2%	23,372	13,774
Consumer	472	0.1%	173	0.0%	-	49
Total(1)	$ 172,576	1.1%	$ 173,030	1.1%	$ 27,152	$ 21,846

(1) Includes loans and leases held for investment; excludes loans held for sale at lower of cost or fair value.

At June 30, 2017, the Company's ten largest Non-PCI loan relationships on nonaccrual status had an aggregate book balance of $141 million and represented 82% of total Non-PCI nonaccrual loans and leases.

PacWest Bancorp

Second Quarter 2017 | PACW | p. 21

Deposits

Does not include $1.8 billion of client investment funds held at June 30, 2017. Deposit Detail Core: 78% Core: 75% ($ in millions) Deposit Category Amount % of Total Amount % of Total Noninterest-bearing demand deposits 6,701 $ 40% 6,223 $ 41% Interest checking deposits 1,762 10% 1,035 7% Money market deposits 4,034 24% 3,393 22% Savings deposits 721 4% 761 5% Total core deposits 13,218 78% 11,412 75% Non-core non-maturity deposits 1,329 8% 973 7% Total non-maturity deposits 14,547 86% 12,385 82% Time deposits $250,000 and under 1,941 12% 2,226 15% Time deposits over $250,000 387 2% 537 3% Total time deposits 2,328 14% 2,763 18% Total deposits (1) 16,875 $ 100% 15,148 $ 100% June 30, 2017 June 30, 2016 Noninterest - bearing demand deposits Interest checking deposits Money market deposits Savings deposits Non - core non - maturity deposits Time deposits $250,000 and under Time deposits over $250,000 June 30, 2017 Noninterest - bearing demand deposits Interest checking deposits Money market deposits Savings deposits Non - core non - maturity deposits Time deposits $250,000 and under Time deposits over $250,000 June 30, 2016

Deposit Portfolio Includes brokered deposits of $771 million with a weighted average maturity of 6 months and a weighted average cost of 0.91%. ($ in millions) Time Deposits Time Deposits Total $250,000 Over Time Contractual Time Deposit Maturities and Under $250,000 Deposits Rate Due in three months or less 575 $ 196 $ 771 $ 0.38% Due in over three months through six months 542 103 645 0.60% Due in over six months through twelve months 681 68 749 0.51% Due in over 12 months through 24 months 98 12 110 0.66% Due in over 24 months 45 8 53 0.60% Total 1,941 $ (1) 387 $ 2,328 $ 0.50% June 30, 2017 $15.1 $15.6 $15.9 $16.3 $16.9 0.10% 0.20% 0.30% 0.40% 0.50% 0.0 5.0 10.0 15.0 20.0 2Q16 3Q16 4Q16 1Q17 2Q17 Cost Balance ($ in Billions) Core Deposits Non-Core Deposits Cost of Interest-Bearing Deposits Cost of Total Deposits

Controlled Expenses

Source: SNL Financial. Peer data through 1Q17. Efficiency Ratio Trend 38.4% 36.9% 38.0% 39.6% 39.3% 38.5% 40.6% 40.1% 40.1% 41.4% 40.3% 62.4% 64.2% 63.4% 65.9% 63.2% 64.3% 62.8% 61.8% 63.0% 62.9% 35.0% 40.0% 45.0% 50.0% 55.0% 60.0% 65.0% 70.0% 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 PACW Efficiency Ratio Median Efficiency Ratio Banks $15-$25B

(1) Source: SNL Financial Focus and Execution Drive Efficiency 57.2% 55.0% 54.0% 56.4% 60.7% 41.6% 38.5% 39.8% 41.4% 40.3% 2009 2010 2011 2012 2013 2014 2015 2016 1Q17 2Q17 Efficiency Ratio (1) $60 $57 $60 $70 $72 $147 $193 $203 $218 $225 2009 2010 2011 2012 2013 2014 2015 2016 1Q17 2Q17 Average Branch Size ($ - M)

Non-GAAP Measurements

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company's operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The table below presents reconciliations of the GAAP financial measurements to the non-GAAP financial measurements and certain key performance ratios.

($ in thousands, except per share amounts)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
PacWest Bancorp Consolidated:					
Stockholders' equity	$ 4,559,905	$ 4,508,106	$ 4,479,055	$ 4,542,595	$ 4,513,304
Less: Intangible assets	2,204,186	2,207,251	2,210,315	2,213,491	2,219,557
Tangible common equity	$ 2,355,719	$ 2,300,855	$ 2,268,740	$ 2,329,104	$ 2,293,747
Total assets	$ 22,246,877	$ 21,927,254	$ 21,869,767	$ 21,315,291	$ 21,147,139
Less: Intangible assets	2,204,186	2,207,251	2,210,315	2,213,491	2,219,557
Tangible assets	$ 20,042,691	$ 19,720,003	$ 19,659,452	$ 19,101,800	$ 18,927,582
Equity to assets ratio	20.50%	20.56%	20.48%	21.21%	21.34%
Tangible common equity ratio (1)	11.75%	11.67%	11.54%	12.19%	12.12%
Book value per share	$ 37.55	$ 37.13	$ 36.93	$ 37.29	$ 37.05
Tangible book value per share (2)	$ 19.40	$ 18.95	$ 18.71	$ 19.12	$ 18.83
Shares outstanding	121,448,321	121,408,133	121,283,669	121,817,524	121,819,849

(1) Tangible common equity divided by tangible assets

(2) Tangible common equity divided by shares outstanding

PacWest Bancorp

Second Quarter 2017 | PACW | p. 28